Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 24th day of March, 2017, between Progress Software Corporation, a Delaware corporation (the "Company"), and Paul Jalbert ("Executive").
R E C I T A L S

A.
The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders for Executive to become Chief Financial Officer of the Company, and Executive has agreed to do so.

B.
The Board has determined that it is in the best interest of the Company and its stockholders to enter into this Agreement setting forth the terms and conditions of Executive’s employment with the Company as Chief Financial Officer.

C.	Executive accepts the terms of the Agreement.

D.	Certain capitalized terms used in this Agreement are defined in Section 10 below.
In consideration of the mutual covenants herein contained and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

1.	Duties and Scope of Employment.
a.Position and Duties. Effective March 24, 2017 (the “Commencement Date”), the Company will employ Executive as Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of his duties commensurate with his title and position, as are reasonably assigned to him by the Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Period.”
b.Obligations. During the Employment Period, Executive will devote Executive’s full business time and best efforts to the business of the Company. Executive will at all times comply with the Company’s Code of Conduct and Business Ethics. During the Employment Period, Executive will not engage in any employment, occupation, consulting or other similar activity without the Company’s prior written consent; provided, however, that Executive may (i) serve in any capacity (consistent with position and duties) with any professional, community, industry, civic (including governmental boards), educational, charitable, or other non-profit organization, (ii) serve on any for-profit entity board, with the Company’s prior written consent, and (iii) subject to the Company’s Code of Conduct and Business Ethics, make investments in other businesses and manage Executive’s and Executive’s family’s personal investments and legal affairs; provided that any such activities described in clauses (i)-(iii) above do not interfere with the performance of Executive’s duties for the Company and do not otherwise violate this Agreement or any other written agreement between the Company and Executive.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive shall be entitled to severance benefits in accordance with the terms of this Agreement.
a.Notice of Termination. In the case of termination of Executive’s employment by the Company for any reason, such termination may be effective immediately or upon such future date as may specified by the Company. In the case of Executive’s voluntary resignation (which is not an Involuntary Termination), Executive shall provide the Company with not less than 90 days’ prior notice, which may be waived by the Company in its sole discretion (in which case the voluntary resignation shall be effective immediately or upon a date specified by the Company), provided that the Company shall pay and provide Executive his continued salary and employee benefits during any such waived period, but Executive’s unvested equity awards shall not continue to vest, and the exercise periods of those awards shall not be extended, by the continuation of such payments and benefits. In the case of an Involuntary Termination, Executive’s employment with the Company shall terminate on the 31st day following notice from Executive under Section 9(c)(ii) below (which may be accelerated by the Company in its sole discretion to the date that such notice is given).
b.Other Offices Held. Executive agrees to resign from all positions that he holds with the Company or any affiliate, including, without limitation, his positions as an officer or director of the Company or of any affiliate of the Company, immediately following the termination of his employment if the Company so requests.  Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute such documents and to take such actions in his name and on his behalf that may be necessary to effect Executive’s resignation and removal as a director and officer of the Company or any affiliate, should Executive fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the appointment of authority conferred by this paragraph (b) will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this paragraph.

3.	Compensation.
a.Base Salary. During the Employment Period, Executive will be paid an annual salary of $375,000.00 as compensation for his services (the “Base Salary”), payable on regular pay dates of the Company and subject to applicable employment tax, income tax and other customary withholdings. The Base Salary shall be reviewed for adjustment by the Company no less frequently than annually, and the Company may increase, but shall not decrease, Executive’s Base Salary. If adjusted, such adjusted amount will become the Base Salary for all purposes under this Agreement.
b.Annual Bonus. Executive will be entitled to participate in the Company’s Corporate Bonus Plan at an annual (fiscal year) target bonus of 60% of the Base Salary (the “Target Bonus”). Target Bonuses will be payable upon achievement of performance goals established in good faith by the Compensation Committee of the Board (the “Committee”) similar to the goals applicable to other executive officers of the Company. Executive will have the opportunity to discuss such performance goals with the Committee prior to such goals being established. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation.
c.Equity Compensation. Subject to the terms below, Executive will be granted equity awards consisting of the following—
i.Annual RSU Award.  Effective as of March 31, 2017 (the “Grant Date”), Executive shall be awarded restricted stock units (“RSUs”) with a value as of the Grant Date of $300,000 (the “Annual RSU Award”). Subject to continued employment, the Annual RSU Award will vest in equal installments semi-annually over three years, with the first such vest occurring on October 1, 2017, and the remaining installments vesting every six months thereafter. The RSU Award will otherwise be subject to the Company’s then standard terms and conditions for executive RSU awards, except as otherwise provided in this Agreement or in the ERMA.
ii.Annual Stock Option Award. Effective as of the Grant Date, Executive shall be awarded stock options with a value as of the Grant Date of $200,000 (the “Annual Option Award”). The Annual Option Award will have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Stock Market on the Grant Date. Subject to continued employment, the Annual Option Award vest in equal installments semi-annually over four years, with the first such vest occurring on October 1, 2017, and the remaining installments vesting every six months thereafter. The Annual Option Award will otherwise be subject to the Company’s then standard terms and conditions for executive stock option awards, except as otherwise provided in this Agreement or in the ERMA.
iii.Special RSU Award. Effective as of the Grant Date, Executive shall be awarded RSUs with a value as of the Grant Date of $1,000,000 (the “Special RSU Award”). Subject to continued employment, the Special RSU Award will vest on the third anniversary of the Commencement Date.
iv.Long Term Incentive Plan. Effective as of the Grant Date, Executive shall be added as a participant under the Company’s Long Term Incentive Plan applicable to executive officers of the Company (the “LTIP”) and, in accordance therewith, shall be awarded performance share units (“PSUs”) under the LTIP with respect to fiscal year 2017 with a value as of the Grant Date of $500,000 (the “LTIP Award”). The LTIP Award will be subject to the LTIP and will be earned based on the Company’s total shareholder return over a three-year period.
v.Future Equity Awards. Executive shall be eligible for additional future equity awards as customarily granted to executive officers in the sole discretion of the Compensation Committee of the Board of Directors. Such other awards if any will be granted at the same time as annual awards are granted to other executive officers of the Company, but in no event later than the first meeting of the Board of Directors that follows the annual shareholder meeting each year.
4.Employee Benefits; Vacation. During the Employment Period, Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may be in effect from time to time, and subject to the terms thereof. Executive will be entitled to vacation in accordance with the standard written policies of the Company.
5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other business expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party or witness, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to Company benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive will be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code of 1986, as amended (the “Code”), or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if Executive has ceased to be a director, officer, member, employee or agent of the Company or other entity and will inure to the benefit of Executive’s heirs, successors, personal representatives, assigns, executors and administrators. The Company shall cause Executive to be designated as a “Covered Person” under the Company’s Directors and Officers Liability Insurance Policy for actions taken during the Employment Period.
7.Severance. Executive and the Company have previously entered an Employee Retention and Motivation Agreement (the “ERMA”), which provides Executive with certain benefits upon a “Change of Control” (as defined therein). Section 8(b) below shall be applicable in the event an Involuntary Termination (as defined below) occurs under circumstances other than those circumstances under which the ERMA shall be applicable. In the event an Involuntary Termination occurs during the term of this Agreement in circumstances under which the ERMA shall be applicable, any and all severance and other separation benefits to be paid to Executive shall be governed by the terms and conditions of the ERMA and not Section 8(b) below.

8.	Termination Benefits; Severance.
a.If Executive’s employment is terminated by the Company or Executive for any reason or no reason (except as stated in (iii) below), then Executive shall be entitled to the following:
i.All accrued but unpaid Base Salary through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;

ii.Pay for any vacation time earned but not used through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;
iii.Except in the event that Executive’s employment is terminated for Cause, any bonus compensation awarded for the fiscal year preceding that in which the termination occurs, but unpaid on the Termination Date, to be paid and provided in accordance with Section 3(b) above;
iv.Any unpaid or unreimbursed business expenses incurred and documented in accordance with the Company’s expense reimbursement policy then in effect by Executive, to the extent incurred during the Employment Period, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date; and
v.Any accrued but unpaid benefits provided under the Company’s employee benefit plans, to be paid and provided in accordance with the terms of the applicable plan.
b.Involuntary Termination. Subject to Section 7 above, if Executive’s employment is terminated as a result of an Involuntary Termination and such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code, then Executive shall be entitled to the following:
i.For a period of twelve (12) months after the Termination Date, the Company will pay an amount equal to Executive’s total Target Compensation in equal installments over such 12 months in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings. Such payments shall commence on the first payroll date that occurs thirty (30) days or more after the Termination Date. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.
ii.For a period of twelve (12) months after the Termination Date, the Company shall be obligated to provide Executive with benefits that are substantially equivalent to Executive’s benefits (medical, dental, vision and life insurance) that were in effect immediately prior to the Involuntary Termination.
iii.All unvested stock options held by Executive which were granted prior to the Termination Date under the Company’s stock option or equity incentive plans which would otherwise vest and become fully exercisable during the twelve-month period following the Termination Date shall instead accelerate and become fully exercisable as of the Termination Date.
iv.All shares of restricted equity (e.g., RSUs) held by Executive which were granted prior to the Termination Date under the Company’s stock option plans which would otherwise become fully vested, nonforfeitable and not subject to any restrictions during the twelve-month period following the Termination Date shall instead become fully vested, nonforfeitable and not subject to any restrictions as of the Termination Date. In addition, without duplication of the foregoing sentence, (A) if the Involuntary Termination occurs during the first year following the Commencement Date, 25% of the Special RSU Award shall become fully vested, nonforfeitable and not subject to any restrictions as of the Termination Date, and (B) if the Involuntary Termination occurs after the first year but during the second year following the Commencement Date, 50% of the Special RSU Award shall become fully vested, nonforfeitable and not subject to any restrictions as of the Termination Date. No PSUs (including PSUs relating to performance in the fiscal year in which the Termination Date occurs and under the LTIP), and no RSUs (except those that would otherwise vest during the twelve months after the Termination Date), shall vest or be accelerated as a result of this subparagraph. Unvested RSUs that do not vest as a result of this subparagraph and PSUs, including those PSUs relating to performance in the fiscal year in which the Termination Date occurs and under the LTIP, will be cancelled on the Termination Date.
v.Anything in this Agreement to the contrary notwithstanding, if, during the Employment Period, the Company shall maintain a severance plan then applicable to members of the Company’s executive officers providing severance benefits greater than those provided in this Section 8(b) with respect to an Involuntary Termination, then Executive shall be entitled to such greater severance benefits; provided, however, that this clause shall not apply to any executive separation agreements between the Company and members of the Company’s executive officers in effect as of the date of this Agreement.
vi.Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service (within the meaning of Section 409A of the Code), Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after Executive’s “separation from service” (within the meaning of Section 409A of the Code), (B) Executive’s death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
c.Voluntary Resignation. If Executive’s employment terminates by reason of Executive’s voluntary resignation (which is not an Involuntary Termination), then Executive shall not be entitled to receive any severance payments or other benefits except for such benefits (if any) as specified in Section 8(a) above or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans in effect on the date of such termination, other than as specifically required by applicable law.

d.Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment is terminated due to the death of Executive, then Executive shall not be entitled to receive any severance payments or other benefits except for those (if any) as may then be established under the Company’s severance guidelines and benefit plans in effect at the time of such Disability or death.
e.Termination for Cause. If the Company terminates Executive’s employment for Cause, then Executive shall not be entitled to receive any severance payments, bonus payments, or other benefits following the date of such termination, other than such payments and benefits as specified in Section 8(a) above or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans in effect on the date of such termination, other than as specifically required by applicable law.

9.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
a.Cause. “Cause” shall mean (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (ii) the conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; (iv) material breach of a material provision of this Agreement or of the Proprietary Information Agreement (which is not cured within 30 days following notice); or (v) continued violations by Executive of his obligations as an employee of the Company which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for Company’s belief that Executive has not substantially performed his duties.
b.Disability. “Disability” shall mean that Executive has been unable to perform his duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties as an employee of the Company before termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
c.Involuntary Termination. “Involuntary Termination” shall mean that either (i) that the Company has terminated Executive’s employment other than for Cause, Disability or Executive’s death, or (ii) that the conditions set forth in of subsections (i), (ii) and (iii) below have all occurred:
i.Any of the following “Events” occurs without Executive’s prior written consent during the term of this Agreement:

1.the (x) assignment to Executive of any duties or the significant reduction of Executive’s duties, either of which is materially inconsistent with Executive’s position with the Company and responsibilities in effect immediately prior to such assignment, or (y) the removal of Executive from such position and responsibilities, which is not effected for Disability or for Cause;
2.a material reduction by the Company in the Base Salary and/or Target Bonus of Executive as in effect immediately prior to such reduction;
3.the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location, without Executive’s express written consent;
4.any purported termination of Executive by the Company which is not effected for death or disability or for Cause, or any purported termination for Cause for which the grounds relied upon are not valid; or
5.A material breach of this Agreement by the Company.
ii.Within sixty (60) days after the first occurrence of an Event described in Sections 8(c)(i)(A)(y), (B), (C), (D), or (E) or within 120 days of an Event described in Sections 8(c)(i)(A)(x) or (F), Executive provides written notice to the Company describing with reasonable specificity the Event and stating his intention to resign from employment due to such Event; and
iii.Either the Company does not cure, or cause to be cured, such Event within thirty (30) days after receipt of Executive’s notice or the Company in its sole discretion concedes the occurrence of such Event and gives notice that it does not intend to cure such Event.
d.Target Compensation. “Target Compensation” shall mean the sum of Executive’s Base Salary and Target Bonus. For the avoidance of doubt, Target Bonus shall mean the annual bonus which Executive is eligible to earn in a fiscal year irrespective of whether such annual bonus is actually earned for such fiscal year.
e.Termination Date. “Termination Date” shall mean the date Executive’s employment with the Company terminates.
10.Conditions to Receipt of Severance. The Company’s obligation to pay any severance pursuant to Section 8(b) will be subject to the performance by Executive of his obligations as follows:
a.Separation Agreement and Release of Claims. Executive shall sign and return to the Company (without revoking) a standard separation agreement and release of claims (in a form substantially identical to the agreement attached hereto as Exhibit A), by the deadline specified therein, which shall in all events be no later than the thirtieth (30th) day following the Termination Date. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers during the Restricted Period (as defined below). The Company will have no obligation to make any payment under Section 8(b) or otherwise except as specifically required by law until it has received an effective separation and release of claims agreement, and the return of all Company property under Section 10(b).

b.Breach of Obligations. Anything to the contrary contained herein notwithstanding, but except solely as specifically required by applicable law, in the event that Executive materially breaches the separation agreement and release of claims or the Proprietary Information Agreement, the Company: (i) shall have no obligations to make any further payments under Section 8(b) above, or to otherwise pay any severance or benefits otherwise owed under this Agreement following the termination of Executive’s employment (and all such obligations shall be terminated), and (ii) shall have the full and unfettered right to recover from Executive all payments that may have been made under Section 8(b) above, and all severance or severance benefits otherwise paid under this Agreement following the termination of Executive’s employment. The termination under this paragraph of the Company’s payment obligations or its recovery of amounts paid shall have no effect on Executive’s continuing obligations under this Agreement, the separation agreement and release of claims or the Proprietary Information Agreement.

11.	Successors.
a.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under (and be entitled to the benefits of and to enforce) this Agreement and shall expressly agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
b.Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

12.	Notice.
a.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.
b.Notice of Termination by the Company. Any termination by the Company of Executive’s employment with the Company shall be communicated by notice given to Executive in accordance with Section 12(a) of this Agreement. Such notice shall specify the termination date and whether the termination is considered by the Company to be for Cause as defined in Section 10(a) in which case the Company shall identify the specific subsection(s) of Section 9(a) asserted by the

Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.

13.	Miscellaneous Provisions.
a.No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
b.Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or non-compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
c.Entire Agreement. This Agreement, the ERMA and the Proprietary Information Agreement represent the entire agreement of the Company and Executive and will supersede any and all previous term sheets, negotiations, memoranda, contracts, arrangements, discussions or understandings between the Company and Executive.
d.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The parties each hereby (i) agree that all legal proceedings arising out of or in connection with this Agreement shall be brought, and (ii) irrevocably consent and agree to the exercise of personal jurisdiction, exclusively in the appropriate state and federal courts within the Commonwealth of Massachusetts.
e.Severability. The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
f.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
g.No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.
h.Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
i.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

j.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
k.No Conflict of Interest. Executive confirms that Executive has fully disclosed to the Company, to the best of his knowledge, all circumstances under which Executive, Executive’s immediate family and other persons who reside in Executive’s household have or may have a conflict of interest with the Company. Executive further agrees to fully disclose to the Company any such circumstances that might arise during Executive’s employment upon Executive’s becoming aware of such circumstances.
l.Other Agreements. Executive hereby represents that his performance of all the terms of this Agreement and the performance of Executive’s duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to employment with the Company. Executive also represents that he is not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and Executive further represents that his performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which Executive is a party.
m.Legal Expenses. In the event of arbitration or litigation between the parties arising under or in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.
n.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by Executive and a representative of the Company duly authorized by the Board.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

PROGRESS SOFTWARE CORPORATION

By: /s/Stephen H. Faberman
Name: Stephen H. Faberman
Title: Chief Legal Officer

EXECUTIVE

By: /s/ Paul Jalbert
Name: Paul Jalbert